  Federated International
Growth Fund
  Class C Shares
                                                Yield = 2{(        $16.47   -        $412.29   )+1)^6-1}=
                                                            -------------------------------------------------------------
  Computation of SEC Yield                                         68,962   *(         $8.72       -          0.00000   )
  As of:  November 30, 1997
                                                              SEC Yield =             -0.79%
                                                                               ==============

  Dividend and/or Interest
  Inc for the 30 days ended            $16.47

  Net Expenses for                    $412.29
  the Period

  Avg Daily Shares
  Outstanding and entitled
  to receive dividends                 68,962

  Maximum offering price                $8.72
  per share as of 11/30/97

  Undistributed net income            0.00000
